Elicio Therapeutics Reports Second Quarter 2026 Financial Results and Provides Corporate Updates • Following the observation of multiple complete responses, Elicio plans to initiate a Phase 1 combination study of ELI-002 7P plus a RAS small molecule inhibitor with or without an anti-PD-1 inhibitor in metastatic pancreatic cancer; Phase 1 study anticipated to initiate Q4 2026 • While Phase 2 AMPLIFY-7P trial did not meet its primary endpoint, Elicio continues to evaluate pre-specified subgroups, including the R0 resected population, to further refine its Phase 3 development strategy for ELI-002 7P in adjuvant pancreatic ductal adenocarcinoma (“PDAC”) • Memorial Sloan Kettering Cancer Center-led Phase 1 trial activated evaluating ELI- 002 7P plus chemotherapy and checkpoint inhibition with treatment initiating in neoadjuvant pancreatic cancer and continuing post-resection • $15 million financing in July 2026, strengthens balance sheet to support cash runway into Q1 2027 BOSTON, August 12, 2026 — Elicio Therapeutics, Inc. (Nasdaq: ELTX, “Elicio” or the “Company”), a clinical-stage biotechnology company developing a pipeline of next- generation immunotherapies for KRAS-driven cancers, today reported financial results for the quarter ended June 30, 2026, and provided recent corporate and clinical updates. “The encouraging clinical observations reported to date, including multiple complete responses following ELI-002 7P treatment and subsequent checkpoint inhibition, further support the promise of our AMP platform approach and its potential to generate durable anti-tumor immune responses,” said Robert Connelly, Chief Executive OZicer of Elicio. “Our recent financing provided us with the capital needed to evaluate initial data from our planned Phase 1 combination study of ELI-002 7P with a RAS small molecule inhibitor with or without an anti-PD-1 inhibitor, which is anticipated to begin in the fourth quarter of this year. We are excited to advance our combination strategy and hope to unlock the full potential of our AMP platform to deliver durable clinical benefit for patients with metastatic pancreatic cancer.” Recent Highlights

• Reported multiple complete responses following ELI-002 7P treatment and subsequent checkpoint inhibition in metastatic mKRAS pancreatic cancer, which Elicio believes supports the planned Phase 1 combination study. • Reported results from the Phase 2 AMPLIFY-7P trial for ELI-002 7P in adjuvant mKRAS-driven pancreatic cancer following completion of standard locoregional therapy. The trial did not meet the primary endpoint but Elicio continues to evaluate pre-specified subgroups, including the R0 resected population, to further refine its Phase 3 development strategy for ELI-002 7P in adjuvant PDAC. • Announced the activation of an investigator-initiated Phase 1 neoadjuvant trial evaluating ELI-002 7P plus chemotherapy and an anti-PD-1 checkpoint inhibitor in borderline resectable and resectable pancreatic ductal adenocarcinoma (“PDAC”). The multi-center study is being led by Memorial Sloan Kettering Cancer Center and funded through a strategic partnership between The Lustgarten Foundation and Break Through Cancer. • Published a peer-reviewed manuscript in Science Advances highlighting the potent and durable immune responses generated by certain amphiphile (“AMP”)-DNA adjuvant candidates developed using the Company's lymph node-targeting AMP platform technology. • Completed a $15.0 million registered direct oZering led by new institutional investors to support the planned Phase 1 development of ELI-002 7P in metastatic pancreatic cancer and advance the Company's pipeline. • Added to the Russell 2000® and Russell 3000® Indexes, broadening visibility among institutional investors and index-based funds. Upcoming Anticipated Milestones • Initiation of the Phase 1 combination trial for ELI-002 7P in combination with a RAS small molecule inhibitor with or without an anti-PD-1 inhibitor in metastatic mKRAS pancreatic cancer anticipated in Q4 2026 Second Quarter 2026 Financial Results R&D expense for the second quarter of 2026 was $6.8 million, compared to $7.0 million for the second quarter of 2025. The decrease of $0.2 million was primarily due to lower clinical trial costs as the Phase 2 study of ELI-002 7P continued and the patients moved out of the active dosing phase and into the follow up phase of the trial.

G&A expense for the second quarter of 2026 was $3.6 million, compared to $3.1 million for the second quarter of 2025. The increase of $0.5 million was primarily due to increased Company headcount resulting in increased personnel costs and a slight increase in professional fees. Net loss for the second quarter of 2026 was $8.2 million, compared to $10.6 million for the second quarter of 2025. Net loss per share for the second quarter of 2026 was $0.43 compared to $0.66 for the second quarter of 2025. Cash and cash equivalents were $23.5 million as of June 30, 2026. The Company raised net proceeds of $16.6 million in the second quarter of 2026, for aggregate net proceeds of approximately $24.4 million year to date, through its established at-the-market program. In July 2026, the Company raised aggregate gross proceeds of approximately $15.0 million in a registered direct oZering before deducting the placement agents’ fees and related oZering expenses. The Company expects that its current cash and cash equivalents will support operations into the first quarter of 2027.

2026 2025 Operating expenses: Research and development $ 6,811 $ 7,006 General and administrative 3,618 3,085 Total operating expenses 10,429 10,091 Loss from operations (10,429) (10,091) Total other income (expense), net 2,212 (470) Net loss (8,217) (10,561) Other comprehensive gain: Foreign currency translation adjustment (4) 74 Comprehensive loss $ (8,221) $ (10,487) Net loss per common share, basic and diluted $ (0.43) $ (0.66) Weighted average common shares and pre-funded warrants outstanding, basic and diluted 19,244,679 16,059,423 Condensed Consolidated Statements of Operations and Comprehensive Loss (in thousands, except share and per share amounts) (unaudited) Three Months Ended June 30 ELICIO THERAPEUTICS, INC.

ELICIO THERAPEUTICS, INC.

Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	June 30, 2026	December 31, 2025
Assets		
Cash and cash equivalents	$ 23,480	$ 18,563
Other current assets	2,005	748
Total current assets	25,485	19,311
Other assets	5,845	6,551
Total assets	**$ 31,330**	**$ 25,862**
Liabilities and stockholders' equity		
Current liabilities	$ 9,202	$ 8,110
Long-term liabilities	14,191	16,116
Total liabilities	23,393	24,226
Total stockholders' equity	7,937	1,636
Total liabilities and stockholders' equity	**$ 31,330**	**$ 25,862**

Elicio Therapeutics, Inc. (Nasdaq: ELTX) is a clinical-stage biotechnology company advancing next-generation immunotherapies for the treatment of KRAS-driven cancers, including mKRAS-positive pancreatic and colorectal cancers. Elicio intends to build on recent clinical findings in the personalized cancer immunotherapy space to develop effective, off-the-shelf immunotherapies. Elicio's AMP technology aims to enhance the education, activation and amplification of cancer-specific T cells relative to conventional immunotherapy strategies, with the goal of promoting durable cancer immunosurveillance in patients. Elicio's ELI-002 7P lead program is an off-the-shelf immunotherapy candidate targeting the most common KRAS mutations, which drive approximately 25% of all solid tumors. Off-the-shelf immunotherapy approaches have the potential benefits of low cost, rapid commercial scale manufacturing, and rapid availability of drug to patients, especially in neo-adjuvant settings and for prophylaxis in high-risk patients, contrary to personalized immunotherapy approaches. Elicio's pipeline includes additional off-the-shelf therapeutic cancer immunotherapy candidates, including ELI-007 and ELI-008, that target BRAF-driven cancers and p53 hotspot mutations, respectively.

About ELI-002 Elicio’s lead product candidate, ELI-002, is a structurally novel investigational AMP cancer immunotherapy that targets cancers that are driven by mutations in the KRAS-gene—a prevalent driver of many human cancers. ELI-002 is comprised of two powerful components that are built with Elicio’s proprietary AMP technology consisting of AMP- modified mutant KRAS peptide antigens and ELI-004, an AMP-modified CpG oligodeoxynucleotide adjuvant that is available as an oZ-the-shelf subcutaneous administration. ELI-002 7P (7-peptide formulation) was evaluated in the randomized Phase 2 AMPLIFY-7P trial in patients with mKRAS-driven pancreatic cancer (NCT05726864). The Phase 2 AMPLIFY-7P trial included patients with mKRAS-positive pancreatic cancer who completed standard therapy but remain at high risk of relapse. Elicio continues to evaluate pre- specified subgroups, including the R0 resected population, and intends to further refine its Phase 3 development strategy for ELI-002 7P in adjuvant PDAC. Elicio intends to initiate a Phase 1 study in metastatic PDAC designed to provide a rapid assessment of clinical activity using an open label design to assess the objective response rate including partial and complete radiographic responses. Elicio plans to use the study findings to further evaluate checkpoint inhibitor combinations and help inform future development strategies in metastatic PDAC and the adjuvant PDAC Phase 3 trial. At the time of the Phase 2 AMPLIFY-7P analysis, data for overall survival remained immature. ELI-002 also has been studied in patients with mKRAS-positive colorectal cancer in Phase 1 studies. In the future, Elicio may seek to expand ELI-002 7P to other indications, including mKRAS-positive lung cancer and other mKRAS-positive cancers, subject to financing. The ELI-002 7P formulation is designed to provide immune response coverage against seven of the most common KRAS mutations present in 25% of all solid tumors, thereby increasing the potential patient population for ELI-002. About the Amphiphile Platform Elicio’s proprietary AMP platform delivers investigational immunotherapeutics directly to the “brain center” of the immune system – the lymph nodes. Elicio believes this site- specific delivery of disease-specific antigens, adjuvants and other immunomodulators may eZiciently educate, activate and amplify critical immune cells, potentially resulting in induction and persistence of potent adaptive immunity required to treat many diseases. In pre-clinical models, Elicio observed lymph node-specific engagement driving therapeutic immune responses of increased magnitude, function and durability. Elicio believes its AMP lymph node-targeted approach will produce superior clinical benefits compared to immunotherapies that do not engage the lymph nodes based on preclinical studies. Elicio’s AMP platform, originally developed at the Massachusetts Institute of Technology, has broad potential in the cancer space to advance a number of development initiatives through internal activities, in-licensing arrangements or development collaborations and partnerships. The AMP platform has been shown to deliver immunotherapeutics directly to the lymph nodes by latching on to the protein albumin, found in the local injection site, as it travels to lymphatic tissue. Cautionary Note on Forward-Looking Statements Certain statements contained in this communication regarding matters that are not historical facts, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These include statements regarding the suZiciency of Elicio’s current cash and cash equivalents to support planned operations into Q1 2027; Elicio’s planned clinical programs, including the timing and outcome of planned clinical trials, including the planned Phase 1 study evaluating ELI-002 7P in combination with a RAS small molecule inhibitor with or without an anti-PD-1 inhibitor in metastatic PDAC; the potential validation of the combination in a Phase 1 study; the potential of Elicio’s product candidates, including the potential of ELI-002 7P; the potential for the Phase 1 study to provide a rapid development pathway for ELI-002 7P; the potential for the Phase 1 study to inform Elicio’s Phase 3 design in adjuvant PDAC; the potential for future expansion of ELI- 002 to other indications, including in mKRAS positive lung cancer and other mKRAS positive cancers; the potential benefits and eZectiveness of oZ-the-shelf immunotherapy approaches; and other statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future and, therefore, you are cautioned not to place undue reliance on them. No forward-looking statement can be guaranteed and actual results may diZer materially from those projected. Elicio undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law. Elicio uses words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance,” and similar expressions to identify these forward-looking statements that are intended to be covered by the safe-harbor provisions of the PSLRA. Such forward-looking statements are based on our expectations and involve risks and uncertainties; consequently, actual results may

diZer materially from those expressed or implied in the statements due to a number of factors, including, but not limited to, Elicio’s plans to develop and commercialize its product candidates, including ELI-002 7P; the timing of initiation of Elicio’s planned clinical trials; the timing of the availability of data from Elicio’s clinical trials; the timing of any planned investigational new drug application or new drug application; Elicio’s plans to research, develop and commercialize its current and future product candidates; and Elicio’s estimates regarding future revenue, expenses, capital requirements and need for additional financing. New factors emerge from time to time, and it is not possible for Elicio to predict all such factors, nor can Elicio assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to diZer materially from those contained in any forward-looking statements. These risks are more fully discussed under the heading “Risk Factors” in Elicio’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 12, 2026, as amended on April 29, 2026, and Elicio’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the SEC on May 11, 2026, as updated by subsequent reports and other documents filed from time to time with the SEC. Forward-looking statements included in this release are based on information available to Elicio as of the date of this release. Elicio does not undertake any obligation to update such forward-looking statements to reflect events or circumstances after the date of this release, except to the extent required by law. Investor Relations Contact Brian Ritchie LifeSci Advisors (212) 915-2578 britchie@lifesciadvisors.com